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                                                                     EXHIBIT 5.1

                              OPINION OF BODMAN LLP

                             [BODMAN LLP LETTERHEAD]

September 13, 2004


Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301

Ladies and Gentlemen:

         We are acting as special counsel for Titan International, Inc., an Illinois corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the registration for resale under the Securities Act of 1933 (the "Act"), of $115,000,000 aggregate principal amount of the Company's 5 1/4% Senior Convertible Notes due 2009 (the "Notes") and the shares (the "Shares") of Common Stock, no par value of the Company, issuable upon conversion of the Notes. The Notes were issued pursuant to an Indenture, dated July 26, 2004 (the "Indenture"), among the Company and U.S. Bank National Association, as trustee.

         We have examined such documents and records, including originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Notes being registered for resale are valid and binding obligations of the Company.

2. When issued upon conversion of the Notes in accordance with the Indenture, the Shares will be validly issued, fully paid and non-assessable.

         Our opinions set forth in paragraph 1 is limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium and other similar laws, regulations and judicial opinions of general applicability, including those relating to or affecting creditors' rights generally, and by general equitable principles and fiduciary considerations.

         We are not admitted or qualified to practice law in the State of Illinois. Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon the opinion of Schmiedeskamp, Robertson, Neu & Mitchell, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Illinois. We express no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to register the resale of the Notes and the Shares under the Act and to the reference to our Firm under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        BODMAN LLP

                                        /s/ Kenneth R. Lango
                                        By: Kenneth R. Lango, a partner